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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

                   INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULES 13d-1(b) and (c) AND
                 AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                 BUY.COM INC.
                               (Name of Issuer)

                   Common Stock, par value $0.0001 per share
                        (Title of Class of Securities)

                                   124269101
                                (CUSIP Number)


                               December 31, 2000
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)
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-----------------------                                   ---------------------
  CUSIP No. 124269101                  13G                  Page 2 of 6 Pages
-----------------------                                   ---------------------
===============================================================================
1.   NAMES OF REPORTING PERSONS
     Scott A. Blum, as trustee of the Scott A. Blum Separate Property Trust u/d/t 8/2/95

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     N/A

-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [_]
                                                                 (b)  [_]

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3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.

-------------------------------------------------------------------------------
  NUMBER OF         5.   SOLE VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
  REPORTING
    PERSON
     WITH
                  -------------------------------------------------------------
                    6.   SHARED VOTING POWER
                         0

                  -------------------------------------------------------------
                    7.   SOLE DISPOSITIVE POWER
                         50,307,712 (1)

                  -------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
                         0

                  -------------------------------------------------------------

                                       2
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                                                          ---------------------
                                                            Page 3 of 6 Pages
                                                          ---------------------
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     50,307,712 (1)

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                    [_]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     37.42%

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12.  TYPE OF REPORTING PERSON*
     IN

===============================================================================

  (1) Does not include shares held in certain trusts for the benefit of the reporting person and/or his family members as the reporting person does not possess voting or disposition power with respect to such shares and therefore does not beneficially own such shares as defined in Rule 13d-3 of the Securities Exchange Act of 1934. If such shares were to be included, then the aggregate amount of shares owned by the reporting person would be 61,411,274 and the percent of class would be 45.68%.

ITEM 1(a)         NAME OF ISSUER:

                  BUY.COM

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  85 Enterprise
                  Aliso Viejo, California 92656

ITEM 2(a)         NAME OF PERSON FILING:

                  Scott A. Blum as trustee of the Scott A. Blum Separate Property Trust u/d/t 8/2/95

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  27 Brookline
                  Aliso Viejo, California 92656

ITEM 2(c)         CITIZENSHIP:

                  U.S.A.

                                       3
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                                                          ---------------------
                                                            Page 4 of 6 Pages
                                                          ---------------------

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.0001 per share

ITEM 2(e)         CUSIP NUMBER:

                  124269101

ITEM 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

                  (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

                  (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [_] Investment company registered under Section 8 of the Investment Company Act;

                  (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4    OWNERSHIP:

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a) Amount Beneficially Owned:  50,307,712

                                       4
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                                                          ---------------------
                                                            Page 5 of 6 Pages
                                                          ---------------------

             (b) Percent of Class:  37.42%

             (c) Number of Shares as to which such person has:

                    (i)    Sole power to vote or to direct the vote    0    ,
                                                                    --------

                    (ii)   Shared power to vote or direct the vote     0    ,
                                                                    --------

                    (iii) Sole power to dispose or to direct the disposition of 50,307,712,
                           ----------

                    (iv)   Shared power to dispose or to direct the disposition
                           of    0    ,
                              --------

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable.

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not Applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

ITEM 10   CERTIFICATION:

          Not Applicable.

                                       5
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                                                            Page 6 of 6 Pages
                                                          ---------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 13, 2001
                                         ----------------------------
                                                    (Date)

                                             /s/ Scott A. Blum
                                         ----------------------------
                                                 (Signature)

                                         Scott A. Blum, as trustee of the
                                         ---------------------------------
                                         Scott A. Blum Separate Property Trust
                                         -------------------------------------
                                         u/d/t  8/2/95
                                         -------------
                                                  (Name/Title)

                                       6